QEP RESOURCES REPORTS FIRST QUARTER 2014 FINANCIAL AND OPERATING RESULTS

▪	Increased crude oil production by 55% over the first quarter 2013 to 37 Mbod driven by Williston Basin oil production growth of nearly 100%.

▪	Grew crude oil production to 27% of total production from 16% in the first quarter 2013.

▪	Delivered significant year-over-year increases in Net Income, Adjusted Net Income and Adjusted EBITDA.

▪	Acquired Permian Basin assets (the "Permian Basin Acquisition") for approximately $945 million with early drilling and production results surpassing initial expectations.

▪	Entered into definitive agreements to sell multiple non-core E&P assets for an aggregate price of $807 million, subject to customary adjustments.

▪	Entered into a definitive agreement to sell a 40% equity interest in QEP's affiliate Green River Processing, LLC to QEP Midstream Partners, LP ("QEPM") for an aggregate price of $230 million.

DENVER, CO — May 7, 2014 // QEP Resources, Inc. (NYSE: QEP) ("QEP" or the "Company") today reported first quarter 2014 financial and operating results. The Company reported net income during the first quarter 2014 of $39.7 million, or $0.22 per diluted share, compared to a net loss of $4.3 million, or $0.02 per diluted share, in the first quarter 2013.

Net income or loss includes non-cash gains and losses associated with the change in the fair value of derivative instruments, gains and losses from asset sales, and impairment charges. Excluding these items, the Company’s Adjusted Net Income (a non-GAAP measure) was $68.1 million, or $0.38 per diluted share, for the first quarter 2014, compared to $49.4 million, or $0.28 per diluted share, for the comparable 2013 period. The higher Adjusted Net Income was due primarily to higher oil and NGL production and improved realized natural gas prices partially offset by higher lease operating expenses and production taxes and a realized loss on derivative instruments in the first quarter of 2014 compared to a realized gain in the comparable 2013 period.

Adjusted EBITDA (a non-GAAP measure) for the first quarter 2014 was $386.3 million, compared to $375.0 million in the first quarter 2013, a 3% increase. The definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA and Adjusted Net Income to net income are provided within the financial tables of this release.

“During the first quarter we made substantial progress on positioning QEP to have a more focused asset portfolio with significant positions in high-return, high-margin crude oil and liquids-rich gas plays,” commented Chuck Stanley, Chairman, President and CEO of QEP Resources. “In addition, our asset managers delivered solid execution during the quarter as Williston Basin crude oil production nearly doubled from a year ago, and the Permian Basin contributed one month of production in the quarter with initial vertical well production results exceeding our estimates at the time of the acquisition. We have already ramped up our Permian Basin rig count from two rigs in early March to five today, and we are making substantial progress on data collection to better plan the horizontal development of this newly acquired asset."
"We are focused on maintaining financial flexibility, as evidenced by the announced sales of non-core E&P assets, totaling approximately $807 million, and the announced sale of a 40% interest in our Green River processing business to QEPM for $230 million, will more than offset the $945.0 million Permian Basin Acquisition cost. We expect the sale of additional Midcontinent E&P assets, with aggregate net production of approximately 21 MMcfed, to further strengthen our financial position and focus our upstream portfolio."

"As we continue to make progress on the previously-announced separation of our midstream business, the underlying performance of the business remains strong. In the quarter, we initiated multiple expansion projects and delivered a processing margin that was at the highest level in two years."

"Overall, we are maintaining a relentless focus on shareholder value creation through: growing oil production from our Williston Basin assets, integrating and accelerating development of our newly-acquired Permian Basin assets, divesting non-core E&P assets, and completing the separation of our midstream business,” concluded Stanley.

Slides for the first quarter 2014 with maps and other supporting materials referred to in this release are posted on the Company’s website at www.qepres.com.

QEP Financial Results Summary

Adjusted EBITDA by Subsidiary(1)

	Three Months Ended
	March 31,
	2014	2013	Change
	(in millions)
QEP Energy	$331.8	$323.7	3%
QEP Field Services	53.2	53.2	—%
QEP Marketing and Resources	1.3	(1.9)	168%
Adjusted EBITDA	$386.3	$375.0	3%

(1) See attached financial tables of this release for a reconciliation of Adjusted EBITDA to net income attributable to QEP.

QEP Energy

▪
Net natural gas equivalent production decreased by 6% to 73.7 Bcfe in the first quarter 2014 compared to 78.0 Bcfe in the first quarter 2013, due primarily to decreased gas production in the Haynesville, Midcontinent and Pinedale areas offset by increased crude oil and NGL production in the Williston Basin and the addition of Permian Basin Acquisition production during the month of March. Crude oil and NGL production increased 55% and 41%, respectively, while natural gas production decreased 24%, in the first quarter 2014, compared to 2013.

▪
Adjusted EBITDA increased 3% compared to the first quarter 2013, driven by increases in crude oil and NGL production volumes and a 10% increase in the net realized price for natural gas. This increase was partially offset by an 11% and 12% decrease in the net realized prices of crude oil and NGLs, respectively.

▪	Crude oil and NGL revenues increased 44% compared to the first quarter 2013, and represented approximately 61% of field-level production revenues.

▪	QEP Energy's capital investment (on an accrual basis) for the first three months of 2014 was $1,263.2 million, including $945.0 million related to the Permian Basin Acquisition.

QEP Field Services

▪
QEP Field Services’ Adjusted EBITDA during the first quarter 2014 was equal to the prior-year period. The first quarter 2014 Adjusted EBITDA was driven primarily by an increase in processing margin of $16.5 million, offset by a 13% decrease in natural gas gathering volumes as a result of declining dry gas production volumes on the Haynesville gathering system.

▪	QEP Field Services' capital investment (on an accrual basis) for the first quarter of 2014 totaled $21.5 million.

QEP 2014 Guidance

QEP Resources' full year 2014 guidance is shown below. The Company’s updated guidance assumes a June 30, 2014 closing of the announced E&P asset sales, ethane rejection for the remainder of 2014, operating impact of the Permian Basin Acquisition starting on March 1, 2014, and other assumptions summarized in the table below:

Guidance and Assumptions

	2014			2014
	Previous Forecast	Asset sale Impact	Forecast Revision(1)	Current Forecast
QEP Energy oil production (MMBbl)	14.0 - 15.0	(0.3)	0.5	14.2 - 15.2
QEP Energy NGL production (MMBbl)	4.0 - 4.5	(0.7)	0.5	3.8 - 4.3
QEP Energy natural gas production (Bcf)	175 - 190	(9)	0	166 - 181
QEP Energy total equivalent production (Bcfe)	283 - 307			274 - 298

Lease operating and transportation expense (per Mcfe)	$1.50 - $1.65			$1.50 - $1.65
QEP Energy Depletion, Depreciation and Amortization (per Mcfe)	$3.50 - $3.80		($0.20)	$3.30 - $3.60
Production and property taxes, % of field-level revenue	9% - 10%			9% - 10%

	(figures below in millions)
QEP Resources General and Administrative Expense	$190 - $210			$190 - $210

QEP Energy capital investment(2)	$1,650 - $1,750	($50)		$1,600 - $1,700
QEP Field Services capital investment	$80			$80
Corporate and other capital investment	$25			$25
Total QEP Resources capital investment	$1,755 - $1,855			$1,705 - $1,805

(1) Revision of forecast for retained assets
(2) Excludes acquisitions

Operations Summary

QEP Energy

Williston Basin:

Williston Basin net production averaged approximately 31.1 Mboed (96% liquids) during the first quarter 2014, a 12% improvement over the fourth quarter 2013, and an 87% improvement over the first quarter 2013. The Company completed and turned to sales 14 gross operated wells during the quarter, including eight wells in South Antelope, and six wells in the Fort Berthold Reservation. The Company also participated in 20 gross outside-operated Bakken/Three Forks wells that were completed and turned to sales during the quarter (average working interest 7%). QEP Energy continues to reduce costs with recent drill, complete, and equipment capital costs of less than $10.0 million per well.

At the end of the first quarter, QEP Energy had eight operated rigs running in the Williston Basin on the South Antelope acreage. QEP Energy had 24 gross operated wells waiting on completion (average working interest 80%). In addition, the Company had interests in 33 gross outside-operated wells being drilled (average working interest 7%) and ten gross outside-operated wells waiting on completion (average working interest 10%) at the end of the first quarter.

Slides 6-8 depict QEP Energy's acreage and activity in the Bakken/Three Forks play.

Permian Basin:

QEP Energy closed the previously-announced Permian Basin acquisition on Febuary 25, 2014 and assumed all field-level operations on April 1, 2014. Daily production during the month of March averaged 6,602 Mboed (85% liquids). In the first quarter, QEP Energy, along with the previous owner of the asset, completed and turned ten gross vertical Atokaberry wells to sales.

At end of first quarter, QEP Energy had three operated rigs in the Permian Basin; two drilling vertical Atokaberry wells and one directed at drilling horizontal targets in the Wolfcamp section. QEP Energy had three gross operated wells waiting on completion (average working interest of 95%) at end of the first quarter.

Slide 9 depict QEP Energy's acreage and activity in the northern Midland Basin.

Pinedale Anticline:

During the first quarter 2014, QEP Energy's Pinedale net production averaged 232 MMcfed (24% liquids). QEP Energy began recovering ethane from Pinedale production on October 1, 2013, and partial ethane recovery continued throughout the first quarter 2014.

The Company completed and turned to sales 22 gross Pinedale wells during the first quarter 2014, including one well for which QEP Energy was the operator but owns only a small overriding royalty interest. In 2014, Pinedale completions will focus on those areas of the field where QEP Energy has a majority working interest. QEP Energy suspends Pinedale completion operations during the coldest months of the winter, generally from December to mid-February. At the end of the first quarter, the Company had 55 gross Pinedale wells with QEP working interests drilled, cased and waiting on completion (average working interest 83%).

Drilling and completion efficiencies have allowed QEP Energy to maintain industry-leading average well costs at Pinedale. In the first quarter, drill times from spud to total depth averaged 11.3 days, compared to an average of 12.0 days in 2013. At the end of the first quarter, QEP Energy had four rigs operating at Pinedale. The Company currently expects to complete a total of approximately 110 - 115 gross wells during 2014, including approximately ten wells for which QEP Energy is the designated operator but owns only a small overriding royalty interest.

Please refer to slides 10-11 for additional details on the Company's Pinedale operations.

Uinta Basin:

During the first quarter 2014, Uinta Basin net production averaged 68 MMcfed (33% liquids) of which 31 MMcfed (24% liquids) was from the Lower Mesaverde play. QEP Energy began recovering ethane from Uinta Basin gas production on October 1, 2013, and partial ethane recovery continued throughout the first quarter 2014.

At the end of the first quarter, the Company had one operated drilling rig working in the Lower Mesaverde play, 81 producing wells in the play, and one well waiting on completion (working interest 100%). QEP Energy has over 3,200 potential remaining locations in this liquids-rich gas resource play. At the end of the first quarter, the Company was drilling its third Lower Mesaverde well with a fundamentally different design that could considerably alter the well economics and lead to an accelerated development approach.

Slide 12 depicts QEP Energy's acreage and additional details of the Lower Mesaverde play.

QEP Field Services

During the first quarter 2014 QEP Field Services' processing margin (total processing plant revenues less shrink, transportation, fractionation, and operating expenses) was $42.8 million, a 63% increase compared to the $26.3 million generated in the first quarter 2013. This increase was driven by a 154% increase in the keep-whole margin (NGL sales revenue less shrink, transportation and fractionation expenses), which was $23.1 million in the first quarter of 2014 and $9.1 million a year earlier, offset by a 2% decrease in processing fee-based revenues.

During the first quarter of 2014, gathering margin declined 10% when compared to the first quarter of 2013, due to a 13% decrease in gathering system throughput. Gathering system throughput volumes decreased primarily as a result of a 42% decline at QEP Field Services' Northwest Louisiana Hub primarily due to lower QEP Energy production resulting from the ongoing suspension of drilling in Haynesville, as well as lower gathering volumes on the Uinta gathering system and QEPM's Vermillion gathering system. Approximately 69% and 83% of QEP Field Services' total margin was derived from fee-based gathering and processing agreements in the first quarter 2014 and 2013, respectively.

As a result of the initial public offering of QEPM, QEP Field Services saw an increase in net income attributable to noncontrolling interest. For the first quarter 2014, this change resulted in negative impacts on QEP's net income and Adjusted EBITDA of $4.9 million and $8.2 million, respectively.

First Quarter 2014 Results Conference Call

QEP Resources’ management will discuss first quarter 2014 results in a conference call on Thursday, May 8, 2014, beginning at 9:00 a.m. EDT. The conference call can be accessed at www.qepres.com. You may also participate in the conference call by dialing (877) 869-3847 in the U.S. or Canada and (201) 689-8261 for international calls. A replay of the teleconference will be available on the website immediately after the call through June 8, 2014, or by dialing (877) 660-6853 in the U.S. or Canada and (201) 612-7415 for international calls, and then entering the conference ID # 13580524. In addition, QEP’s slides for the first quarter 2014, with updated maps showing QEP’s leasehold and current activity for key operating areas discussed in this release, can be found on the Company’s website.
About QEP Resources, Inc.

QEP Resources, Inc. (NYSE:QEP) is a leading independent natural gas and crude oil exploration and production company focused in two major regions: the Northern Region (primarily the Rockies and the Williston Basin) and the Southern Region (primarily Oklahoma, Texas, and Louisiana) of the United States. QEP Resources also gathers, compresses, treats, processes and stores natural gas. QEP Resources is the majority owner of QEP Midstream Partners, LP (NYSE:QEPM) and owns 100% of the partnership’s general partner. For more information, visit QEP Resources' website at: www.qepres.com.
Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include statements regarding: forecasted production, lease operating and transportation expense, DD&A expense, general and administrative expense, property taxes and capital investment for 2014 and related assumptions for such guidance; plans to drill and complete wells; cost reductions in the Williston Basin; well costs and completions in the Pinedale Anticline; potential locations and anticipated results from changes in drilling designs in the Uinta Basin; focus on shareholder value creation; integration and acceleration of development of the Permian Basin properties; separation of the midstream business; financial position; focus on upstream assets; and importance of non-GAAP financial measures. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: the availability of capital; global geopolitical and macroeconomic factors; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural gas, oil and NGL; natural gas, NGL and oil prices; impact of new laws and regulations, including regulations regarding the use of hydraulic fracture stimulation and the implementation of the Dodd-Frank Act; elimination of federal income tax deductions for oil and gas exploration and development; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; transportation constraints; weather conditions; changes in maintenance and construction costs and possible inflationary pressures; permitting delays; the availability and cost of credit; outcome of contingencies such as legal proceedings; inability to successfully integrate acquired assets; inadequate supplies of water and/or lack of water disposal sources; the outcome of litigation; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Disclosures regarding Estimated Ultimate Recovery (EUR)

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or through reliable technology to be economically and legally producible at specific prices and existing economic and operating conditions. The SEC permits optional disclosure of probable and possible reserves, however QEP has made no such disclosures in its filings with the SEC. QEP uses certain terms in its periodic news releases and other presentation materials such as “estimated ultimate recovery” or “EUR”, “resource potential”, and “net resource potential”. These estimates are by their nature more speculative than estimates of proved, probable or possible reserves and accordingly are subject to substantially more risks of actually being realized. The SEC guidelines strictly prohibit QEP from including such estimates in filings with the SEC. Investors are urged to closely consider the disclosures about the Company’s reserves in its Annual Report on Form 10-K for the year ended December 31, 2013, and in other reports on file with the SEC.

Contact

Investors:	Media:
Greg Bensen	Brent Rockwood
Director, Investor Relations	Director, Communications
303-405-6665	303-672-6999

QEP RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31,
	2014	2013
REVENUES	(in millions except per share data)
Gas sales	$222.5	$197.6
Oil sales	288.7	194.2
NGL sales	101.1	68.4
Gathering, processing and other	44.4	45.6
Purchased gas, oil and NGL sales	227.2	190.7
Total Revenues	883.9	696.5
OPERATING EXPENSES
Purchased gas, oil and NGL expense	224.3	196.8
Lease operating expense	55.3	40.1
Gas, oil and NGL transportation and other handling costs	43.4	32.8
Gathering, processing and other	25.8	20.6
General and administrative	56.6	46.0
Production and property taxes	49.3	35.9
Depreciation, depletion and amortization	240.2	254.2
Exploration expenses	2.2	5.1
Impairment	2.0	—
Total Operating Expenses	699.1	631.5
Net gain (loss) from asset sales	2.4	(0.2)
OPERATING INCOME	187.2	64.8
Realized and unrealized losses on derivative contracts	(80.9)	(34.6)
Interest and other income	2.9	2.0
Income from unconsolidated affiliates	2.2	1.3
Interest expense	(42.5)	(39.4)
INCOME (LOSS) BEFORE INCOME TAXES	68.9	(5.9)
Income tax (provision) benefit	(23.4)	2.2
NET INCOME (LOSS)	45.5	(3.7)
Net income attributable to noncontrolling interest	(5.8)	(0.6)
NET INCOME (LOSS) ATTRIBUTABLE TO QEP	$39.7	$(4.3)

Earnings Per Common Share Attributable to QEP
Basic total	$0.22	$(0.02)
Diluted total	$0.22	$(0.02)

Weighted-average common shares outstanding
Used in basic calculation	179.7	177.0
Used in diluted calculation	180.0	177.0
Dividends per common share	$0.02	$0.02

QEP RESOURCES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2014	December 31, 2013
ASSETS	(in millions)
Current Assets
Cash and cash equivalents	$3.9	$11.9
Accounts receivable, net	586.5	408.5
Fair value of derivative contracts	—	0.2
Gas, oil and NGL inventories, at lower of average cost or market	7.8	13.4
Deferred income taxes - current	50.4	30.6
Prepaid expenses and other	61.8	54.4
Total Current Assets	710.4	519.0
Property, Plant and Equipment (successful efforts method for gas and oil properties)
Proved properties	12,401.4	11,571.4
Unproved properties	1,102.5	665.1
Midstream field services	1,719.2	1,698.1
Marketing and resources	89.4	85.5
Material and supplies	64.8	59.0
Total Property, Plant and Equipment	15,377.3	14,079.1
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	5,146.5	4,930.9
Midstream field services	425.0	409.7
Marketing and resources	24.2	22.1
Total Accumulated Depreciation, Depletion and Amortization	5,595.7	5,362.7
Net Property, Plant and Equipment	9,781.6	8,716.4
Investment in unconsolidated affiliates	38.5	39.0
Fair value of derivative contracts	3.9	1.0
Restricted Cash	—	50.0
Other noncurrent assets	45.2	51.4
TOTAL ASSETS	$10,579.6	$9,376.8

LIABILITIES AND EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$78.4	$90.9
Accounts payable and accrued expenses	581.0	434.9
Production and property taxes	62.3	51.8
Interest payable	34.2	37.2
Fair value of derivative contracts	71.8	26.7
Total Current Liabilities	827.7	641.5
Long-term debt	3,919.2	2,997.5
Deferred income taxes	1,601.7	1,560.6
Asset retirement obligations	204.3	191.8
Fair value of derivative contracts	2.9	—
Other long-term liabilities	108.1	108.6
Commitments and contingencies (see Note 11)
EQUITY
Common stock - par value $0.01 per share; 500.0 million shares authorized; 180.7 million and 179.7 million shares issued, respectively	1.8	1.8
Treasury stock - 0.6 million and 0.4 million shares, respectively	(20.9)	(14.9)
Additional paid-in capital	508.1	498.4
Retained earnings	2,953.8	2,917.8
Accumulated other comprehensive loss	(25.5)	(26.5)
Total Common Shareholders' Equity	3,417.3	3,376.6
Noncontrolling interest	498.4	500.2
Total Equity	3,915.7	3,876.8
TOTAL LIABILITIES AND EQUITY	$10,579.6	$9,376.8

QEP RESOURCES, INC. CONSOLIDATED CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2014	2013
	(in millions)
OPERATING ACTIVITIES
Net income (loss)	$45.5	$(3.7)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	240.2	254.2
Deferred income taxes	20.7	(9.3)
Impairment	2.0	—
Equity-based compensation	6.8	6.1
Amortization of debt issuance costs and discounts	1.7	1.5
Net (gain) loss from asset sales	(2.4)	0.2
Income from unconsolidated affiliates	(2.2)	(1.3)
Distributions from unconsolidated affiliates and other	2.7	1.5
Unrealized loss on derivative contracts	45.5	85.3
Changes in operating assets and liabilities	(38.1)	(162.4)
Net Cash Provided by Operating Activities	322.4	172.1
INVESTING ACTIVITIES
Property acquisitions	(946.6)	(23.6)
Property, plant and equipment, including dry exploratory well expense	(330.2)	(361.0)
Proceeds from disposition of assets	2.9	1.5
Acquisition deposit held in escrow	50.0	—
Net Cash Used in Investing Activities	(1,223.9)	(383.1)
FINANCING ACTIVITIES
Checks outstanding in excess of cash balances	(12.5)	60.0
Long-term debt issued	300.0	—
Long-term debt issuance costs paid	(1.1)	—
Proceeds from credit facility	1,643.0	1,027.0
Repayments of credit facility	(1,021.5)	(866.5)
Treasury stock repurchases	(5.5)	(7.5)
Other capital contributions	2.9	2.1
Dividends paid	(3.6)	(3.6)
Excess tax benefit on equity-based compensation	(0.6)	1.0
Distribution to noncontrolling interest	(7.6)	(1.5)
Net Cash Provided by Financing Activities	893.5	211.0
Change in cash and cash equivalents	(8.0)	—
Beginning cash and cash equivalents	11.9	—
Ending cash and cash equivalents	$3.9	$—

QEP RESOURCES, INC. OPERATIONS BY LINE OF BUSINESS (Unaudited) QEP Energy - Production by Region

	Three Months Ended
	March 31,
	(in Bcfe)
	2014	2013	Change
Northern Region
Pinedale	20.9	21.7	(4)%
Williston Basin	16.8	9.0	87%
Uinta Basin	6.2	5.8	7%
Other Northern	2.5	3.5	(29)%
Total Northern Region	46.4	40.0	16%
Southern Region
Haynesville/Cotton Valley	14.4	22.3	(35)%
Permian Basin	1.2	—	—%
Midcontinent	11.7	15.7	(25)%
Total Southern Region	27.3	38.0	(28)%
Total production	73.7	78.0	(6)%

QEP Energy - Total Production

	Three Months Ended
	March 31,
	2014	2013	Change
QEP Energy Production Volumes
Gas (Bcf)	44.5	58.5	(24)%
Oil (Mbbl)	3,312.0	2,138.9	55%
NGL (Mbbl)	1,568.3	1,108.5	41%
Total production (Bcfe)	73.7	78.0	(6)%
Average daily production (MMcfe)	819.3	866.4	(5)%

QEP Energy - Prices

	Three Months Ended
	March 31,
	2014	2013	Change
Gas (per Mcf)
Average field-level price	$5.00	$3.38
Commodity derivative impact	(0.46)	0.76
Net realized price	$4.54	$4.14	10%
Oil (per bbl)
Average field-level price	$87.16	$90.81
Commodity derivative impact	(3.91)	2.43
Net realized price	$83.25	$93.24	(11)%
NGL (per bbl)
Average field-level price	$40.26	$45.64
Commodity derivative impact	—	—
Net realized price	$40.26	$45.64	(12)%
Average net equivalent price (per Mcfe)
Average field-level price	$7.79	$5.67
Commodity derivative impact	(0.45)	0.64
Net realized price	$7.34	$6.31	16%

QEP Energy - Operating Expenses

	Three Months Ended
	March 31,
	2014	2013	Change
	(per Mcfe)
Depreciation, depletion and amortization	$3.03	$3.05	(1)%
Lease operating expense	0.76	0.53	43%
Gas, oil and NGL transport & other handling costs	0.88	0.72	22%
Production taxes	0.65	0.44	48%
Total Operating Expenses	$5.32	$4.74	12%

	Three Months Ended
	March 31,
	2014	2013	Change
QEP Field Services Gathering Operating Statistics
Gas gathering volumes (millions of MMBtu)	97.3	111.3	(13)%
Gathering revenue (per MMBtu)	$0.34	$0.34	—%

QEP Field Services Gathering Margin (in millions)
Gathering revenue	$32.6	$37.6	(13)%
Other Gathering revenue	11.1	10.2	9%
Gathering expense	(10.0)	(10.3)	(3)%
Gathering margin	$33.7	$37.5	(10)%

QEP Field Services Processing Margin (in millions)
NGL sales	$38.0	$17.8	113%
Processing (fee-based) revenues	16.0	16.4	(2)%
Other processing revenues	8.1	4.9	65%
Processing expense	(4.4)	(4.1)	7%
Processing plant fuel and shrink expense	(11.3)	(5.9)	92%
Gas, oil and NGL transport & other handling costs	(3.6)	(2.8)	29%
Processing margin	$42.8	$26.3	63%
Keep-whole margin(1)	$23.1	$9.1	154%

QEP Field Services Processing Operating Statistics
NGL sales (MBbls)	669.2	341.1	96%
Average net realized NGL sales price (per Bbl)(2)	$56.78	$52.32	9%
Total fee-based processing volumes (in millions of MMBtu)	54.7	53.7	2%
Average fee-based processing revenue (per MMBtu)	$0.29	$0.31	(6)%

(1) Keep-whole margin is calculated as NGL sales less processing plant fuel and shrink, natural gas, oil and NGL transportation & other handling costs.
(2) Average net realized NGL sales price per barrel is calculated as NGL sales including realized gains from commodity derivative contracts settlements divided by NGL sales volumes.

QEP RESOURCES, INC.
NON-GAAP MEASURES
(Unaudited)

This release contains references to the non-GAAP measure of Adjusted EBITDA. Management believes Adjusted EBITDA is an important measure of the Company’s cash flow, liquidity, and ability to incur and service debt, fund capital expenditures and make distributions to shareholders. The use of this measure allows investors to understand how management evaluates financial performance to make operating decisions and allocates resources. It is also an important measure for comparing the Company’s financial performance to other gas and oil producing companies. Management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA) adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment, and certain other non-cash and/or non-recurring items. The following tables reconcile QEP Resources’ and its subsidiaries’ net income attributable to QEP to Adjusted EBITDA:

	QEP Energy	QEP Field Services	QEP Marketing & Resources	QEP Resources
Three Months Ended March 31, 2014	(in millions)
Net income attributable to QEP	9.5	25.4	4.8	39.7
Unrealized losses on derivative contracts	45.2	—	0.3	45.5
Net gain from asset sales	(2.4)	—	—	(2.4)
Interest and other income	(2.9)	—	—	(2.9)
Income tax provision	5.9	14.6	2.9	23.4
Interest expense (income) (1)	48.9	0.4	(7.0)	42.3
Depreciation, depletion and amortization (2)	223.4	12.8	0.3	236.5
Impairment	2.0	—	—	2.0
Exploration expenses	2.2	—	—	2.2
Adjusted EBITDA	331.8	53.2	1.3	386.3

Three Months Ended March 31, 2013
Net (loss) income attributable to QEP	(29.8)	21.6	3.9	(4.3)
Unrealized losses on derivative contracts	84.0	—	1.3	85.3
Net (gain) loss from asset sales	(0.1)	0.3	—	0.2
Interest and other income	(1.7)	(0.3)	—	(2.0)
Income tax (benefit) provision	(17.2)	12.5	2.5	(2.2)
Interest expense	45.3	4.0	(9.9)	39.4
Depreciation, depletion and amortization (2)	238.1	15.1	0.3	253.5
Exploration expenses	5.1	—	—	5.1
Adjusted EBITDA	323.7	53.2	(1.9)	375.0

(1) Excludes noncontrolling interest's share, of $0.2 million during the three months ended March 31, 2014, of interest expense attributable to QEP Midstream.
(2) Excludes noncontrolling interests' share of $3.7 and $0.7 million during the three months ended March 31, 2014 and 2013, respectively.

This release also contains references to the non-GAAP measure of Adjusted Net Income. Management defines Adjusted Net Income as earnings excluding gains and losses from asset sales, unrealized gains and losses on derivative contracts, accrued litigation loss contingency, costs from early extinguishment of debt and asset impairments. Management believes Adjusted Net Income is an important measure of the Company’s operational performance relative to other gas and oil producing companies.

The following table reconciles net income attributable to QEP Resources’ to Adjusted Net Income:

	Three Months Ended
	March 31,
	2014	2013
	(in millions, except per earnings per share)
Net income (loss) attributable to QEP	$39.7	$(4.3)
Adjustments to net income (loss)
Net (gain) loss from asset sales	(2.4)	0.2
Income tax provision (benefit) from asset sales	0.9	(0.1)
Unrealized loss on derivative contracts	45.5	85.3
Income tax (benefit) on unrealized loss on derivative contracts	(16.9)	(31.7)
Impairment Charges	2.0	—
Income tax (benefit) on non-cash price-related impairment charge	(0.7)	—
Total after-tax adjustments to net income	28.4	53.7
Adjusted net income attributable to QEP Resources	$68.1	$49.4

Earnings per Common Share attributable to QEP
Diluted earnings per share	$0.22	$(0.02)
Diluted after-tax adjustments to net income per share	0.16	0.30
Diluted Adjusted Net Income per share	$0.38	$0.28

Weighted-average common shares outstanding
Diluted(1)	180.0	177.3

Weighted-average common shares outstanding diluted Non-GAAP reconciliation(1)
Weighted-average common shares outstanding used in GAAP diluted calculation		177.0
Potential number of shares issuable upon exercise of in-the-money stock options under the long-term stock incentive plan		0.3
Weighted-average common shares outstanding used in Non- GAAP diluted calculation		177.3

(1) The three months ended March 31, 2013, diluted common shares outstanding for purposes of calculating Diluted Adjusted Net Income per share include potential increases in shares that could result from the exercise of in-the-money stock options. These potential shares are excluded for the three months ended March 31, 2013, in calculating earnings-per-share for GAAP purposes, because the effect is antidilutive due to the Company's net loss for GAAP purposes.

The following table presents open 2014 derivative positions as of April 30, 2014:

Year	Type of Contract	Index	Total Volumes	Average Swap price per unit
			(in millions)
Gas sales			(MMBtu)
2014	SWAP	NYMEX	19.6	$4.22
2014	SWAP	IFNPCR	53.9	$4.08
2015	SWAP	NYMEX	25.6	$4.14
2015	SWAP	IFNPCR	7.3	$3.97
Oil Sales			(Bbls)
2014	SWAP	NYMEX WTI	7.2	$92.59
2015	SWAP	NYMEX WTI	4.7	$88.17

The following table sets forth QEP Energy's oil basis swaps as of April 30, 2014:

Year	Index	Index Less Differential	Total Volumes	Weighted Average Differential
Oil basis swaps			(in millions)
			(Bbls)
2014	NYMEX WTI	ICE Brent	0.5	$13.78
2014	NYMEX WTI	LLS	0.5	$4.00
2015	NYMEX WTI	LLS	0.1	$4.00

The following table sets forth QEP Marketing’s volumes and swap prices for its commodity derivative contracts as of April 30, 2014:

Year	Type of Contract	Index	Total Volumes	Average Swap price per MMBtu
			(in millions)
Gas sales			(MMBtu)
2014	SWAP	IFNPCR	2.6	$3.77
Gas purchases			(MMBtu)
2014	SWAP	IFNPCR	0.8	$3.82